Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Omnibus Incentive Plan of loanDepot, Inc. of our report dated March 15, 2023, with respect to the consolidated financial statements of loanDepot, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
June 12, 2023